UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G
(Amendment No. )*

Under the Securities Exchange Act of 1934

Cash 4 Homes 247
(Name of Issuer)

Common Stock, $0.0001 par value
(Title of Class of Securities)

14754V 10 0
(CUSIP Number)

July 11, 2003
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

[   ]   Rule 13d-1(b)

[X]    Rule 13d-1(c)

[   ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.:  14754V 10 0

1. NAME OF REPORTING PERSONS

Pamela Harrison

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [   ]
        (b) [   ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER
116,850,000 (Includes all shares held individually and as Trustee)
6. SHARED VOTING POWER
NONE
7. SOLE DISPOSITIVE POWER
116,850,000 (Include all shares held individually and as Trustee)
8. SHARED DISPOSITIVE POWER
NONE

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON

         116,850,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

[   ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         77.2%

12. TYPE OF REPORTING PERSON*

        IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.: 14754V 10 0

1. NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Pamela Harrison Trustee of the Brown Lychee Insurance Trust

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [   ]
        (b) [   ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

          USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER
116,850,000 (Includes all shares held individually and as Trustee)
6. SHARED VOTING POWER
NONE
7. SOLE DISPOSITIVE POWER
116,850,000 (Include all shares held individually and as Trustee)
8. SHARED DISPOSITIVE POWER
NONE

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

          116,850,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

            [   ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         77.2%

12. TYPE OF REPORTING PERSON*

         IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.: 14754V 10 0

1. NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Pamela Harrison, Trustee of the Alex Irrevocable Trust

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a) [   ]
         (b) [   ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER
116,850,000 (Includes all shares held individually and as Trustee)
6. SHARED VOTING POWER
NONE
7. SOLE DISPOSITIVE POWER
116,850,000 (Include all shares held individually and as Trustee)
8. SHARED DISPOSITIVE POWER
NONE

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON

          116,850,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

           [   ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          77.2%

12. TYPE OF REPORTING PERSON*

          IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.: 14754V 10 0

1. NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Pamela Harrison, Trustee of the Brown Lychee Insurance Trust

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a) [   ]
         (b) [   ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER
116,850,000 (Includes all shares held individually and as Trustee)
6. SHARED VOTING POWER
NONE

7. SOLE DISPOSITIVE POWER
116,850,000 (Include all shares held individually and as Trustee)
8. SHARED DISPOSITIVE POWER
NONE

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON

            116,850,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

        [   ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         77.2%

12. TYPE OF REPORTING PERSON*

        IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.: 14754V 10 0

1. NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Pamela Harrison, Trustee of the Mekela Irrevocable Trust

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [   ]
        (b) [   ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

        USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER
116,850,000 (Includes all shares held individually and as Trustee)
6. SHARED VOTING POWER
NONE
7. SOLE DISPOSITIVE POWER
116,850,000 (Include all shares held individually and as Trustee)
8. SHARED DISPOSITIVE POWER
NONE

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON

          116,850,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

            [   ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          77.2%

12. TYPE OF REPORTING PERSON*

           IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.: 14754V 10 0

1. NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Pamela Harrison, Trustee of the Thomas Irrevocable Trust

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a) [   ]
         (b) [   ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

          USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER
116,850,000 (Includes all shares held individually and as Trustee)
6. SHARED VOTING POWER
NONE
7. SOLE DISPOSITIVE POWER
116,850,000 (Include all shares held individually and as Trustee)
8. SHARED DISPOSITIVE POWER
NONE

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON

            116,850,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

            [   ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           77.2%

12. TYPE OF REPORTING PERSON*

            IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a). NAME OF ISSUER:

Cash 4 Homes 247

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL PLACE EXECUTIVE OFFICES:

6767 West Tropican Avenue Suite 204
Las Vegas, NV 89103

ITEM 2(a). NAME OF PERSON FILING:

This statement is filed on behalf of Pamela Harrison, a U.S. citizen, Pamela Harrison Trustee of the Brown Lychee Insurance Trust, a U.S. trust, Pamela Harrison Trustee of the Alex Irrevocable Trust, a U.S. trust, Pamela Harrison, Trustee of the Melela Irrevocable Trust, a U.S. trust and Pamela Harrison Trustee of the Thomas Irrevocable Trust, a U.S. Trust.

Their agreement in writing to file this statement on behalf of each of them is attached as Exhibit A hereto.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

6767 West Tropicana Avenue, Suite 204
Las Vegas, NV 89103

ITEM 2(c). CITIZENSHIP:

Pamela Harrison, is a U.S. citizen, Pamela Harrison Trustee of the Brown Lychee Insurance Trust, is a U.S. trust, Pamela Harrison Trustee of the Alex Irrevocable Trust, is a U.S. trust, Pamela Harrison, Trustee of the Melela Irrevocable Trust, is a U.S. trust and Pamela Harrison Trustee of the Thomas Irrevocable Trust, is a U.S. Trust

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

Common Stock, $0.0001 par value

ITEM 2(e). CUSIP NUMBER:

14754V 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
                13d-2(b) OR 13d-2(c), CHECK WHETHER THE PERSON FILING IS:

Not Applicable

ITEM 4. OWNERSHIP:

(a) AMOUNT BENEFICIALLY OWNED:

116,850,000

(b) PERCENT OF CLASS:

77.2%

(c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

(i) Sole power to vote or to direct the vote:

116,850,000 shares

(ii) Shared power to vote or to direct the vote:

NONE

(iii) Sole power to dispose or to direct the disposition of:

116,850,000

(iv) Shared power to dispose or to direct the disposition of:

NONE

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [   ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                   ANOTHER PERSON:

Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
                  WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
                  THE PARENT HOLDING COMPANY:

Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                GROUP:

Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF THE GROUP:

Not Applicable

ITEM 10. CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Pamela Harrison
Dated: July 14, 2003	By:/s/Pamela Harrison Pamela Harrison, Individually and as Trustee